Exhibit 5.1

[Andrews Kurth LLP Letterhead]

May 21, 2008

Petroleum Development Corporation

120 Genesis Boulevard

Bridgeport, West Virginia 26330

Re:	Petroleum Development Corporation Registration Statement on Form S-4.

Ladies and Gentlemen:

We have acted as special counsel to Petroleum Development Corporation, a Nevada corporation (the “Company”), in connection with the public offering of $203,000,000 aggregate principal amount of the Company’s 12% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes are to be issued under an Indenture dated as of February 8, 2008 (the “Base Indenture”) between the Company and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated February 8, 2008 (the “First Supplemental Indenture”) between the Company and the Trustee, pursuant to an exchange offer (the “Exchange Offer”) by the Company, in exchange for a like principal amount of the Company’s issued and outstanding 12% Senior Notes due 2018 (the “Original Notes”), as contemplated by the Registration Rights Agreement dated as of February 8, 2008 (the “Registration Rights Agreement”) by and among the Company and the Initial Purchaser parties thereto. As used herein, the term “Indenture” means the Base Indenture, as amended and supplemented by the First Supplemental Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the registration statement on Form S-4 of the Company, filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2008, as amended by Amendment No. 1 thereto filed with the SEC on May 21, 2008 (such registration statement, as so amended, being referenced herein as the “Registration Statement”);

(ii) the Registration Rights Agreement;

(iii) the Base Indenture;

(iv) the First Supplemental Indenture; and

(v) the form of the Exchange Notes attached to the First Supplemental Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company.

Petroleum Development Corporation

May 21, 2008

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Base Indenture, the First Supplemental Indenture and the Exchange Notes and the performance by the Company of its obligations under the Base Indenture, the First Supplemental Indenture and the Exchange Notes, do not and will not violate or constitute a default under any agreement or instrument to which the Company or its properties is subject.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/S/    ANDREWS KURTH LLP